UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2016

WESTBURY BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35871	46-1834307
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

200 South Main Street, West Bend, Wisconsin	53095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (262) 334-5563

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2016, the Board of Directors of Westbury Bancorp, Inc. (the “Company”) accepted the resignation of J.J. Ziegler from his position as a director of the Company and its subsidiary, Westbury Bank, effective immediately. Mr. Ziegler had served on the Governance and Nominating Committee of the Company's Board.

On July 25, 2016, by consent resolution, the Board of Directors appointed David Jorgensen, Executive Vice President of VJS Construction Services and President of VJS Development Group (collectively, "VJS"), to fill the remainder of Mr. Ziegler's term which expires in February 2019.

Mr. Jorgensen has been employed by VJS since 1992 and currently has a 40% ownership position in VJS. In his roles with VJS, he has been involved in all aspects of construction management and development including educational, retail, residential, condominium, mixed-use and design-build projects. Mr. Jorgensen holds a degree in Construction Administration from the University of Wisconsin.

VJS has provided construction services to the Company in conjunction with renovation of certain bank office properties. For the nine months ended June 30, 2016 and the year ended September 30, 2015, the Company paid VJS $142,000 and $389,000, respectively. The Board of Directors has determined that the payment by the Company to VJS of market prices for construction services will not interfere with Mr. Jorgensen's exercise of independent judgment in carrying out his responsibilities as a director and that Mr. Jorgensen is an "independent director" under the rules of the NASDAQ Stock Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTBURY BANCORP, INC.
DATE: July 25, 2016	By:	/s/ Kirk J. Emerich
Kirk J. Emerich
Executive Vice President and Chief Financial Officer